Exhibit 4.4

DESCRIPTION OF CAPITAL STOCK

Expion360 Inc. (the "Company,” “Expion360,” “we,” “us,” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company’s common stock, par value $0.001 per share (the “Common Stock”).

The following description of our capital stock is a summary of the rights of our capital stock and summarizes certain provisions of our Articles of Incorporation and our Amended and Restated Bylaws (“Bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K, as well as to the applicable provisions of Nevada law.

Common Stock and Preferred Stock

Our authorized capital stock consists of 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share.

The holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our Common Stock do not have any cumulative voting rights. Holders of our Common Stock are entitled to receive ratably any dividends declared by the board of directors (“Board”) out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our Common Stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. We currently do not have any shares of, or securities convertible into, preferred stock outstanding.

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Warrants

$290.00 Warrants

On November 9, 2021, the Company issued warrants to purchase 151 of shares of the Company’s Common Stock with an exercise price of $290.00 per share (the “$290.00 Warrants”) (post-Reverse Stock Split). The $290.00 Warrants are exercisable for a period of three years from date of grant. If holders of the $290.00 Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their $290.00 Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the difference between the “fair market value” (defined below) multiplied by the number of shares underlying such holder’s $290.00 Warrants and the exercise price multiplied by the number of shares underlying such holder’s $290.00 Warrants by (y) the fair market value. The “fair market value” shall mean the prior five-day average closing price of the Common Stock on the date on which the holder elects to exercise their $290.00 Warrants. The $290.00 Warrants have certain adjustment rights upon certain events. As of December 31, 2024, all of the $290.00 Warrants have either been exercised or have expired, and no $290.00 Warrants remain outstanding.

$332.00 Warrants

On November 22, 2021, the Company issued warrants to purchase 5,602 shares of the Company’s Common Stock at an exercise price of $332.00 per share (the “$332.00 Warrants”) (post-Reverse Stock Split). The $332.00 Warrants are exercisable for a period of ten years from date of grant. If holders of the $332.00 Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their $332.00 Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the difference between the “fair market value” (defined below) multiplied by the number of shares underlying such holder’s $332.00 Warrants and the exercise price multiplied by the number of shares underlying such holder’s $332.00 Warrants by (y) the fair market value. The “fair market value” shall mean the volume weighted average of the closing sales price of the Common Stock averaged over 20 consecutive trading days ending on the trading day prior to the date on which “fair market value” is determined. The $332.00 Warrants have certain adjustment rights upon certain events. The Company is required to cause a registration statement registering the resale of the shares of our Common Stock issuable upon exercise of the $332.00 Warrants to become effective in connection with its initial public offering. As of the date of this Annual Report on Form 10-K, the Company has an effective registration statement which satisfies this requirement.

Underwriter Warrants

Concurrent with the closing of the initial public offering, the Company issued warrants to purchase an aggregate of 1,490 shares of its Common Stock to Alexander Capital LP and Paulson Investment Company LLC (as apportioned in accordance with agreements amongst them), or their designees, at an exercise price of $910.00 per share (the “Underwriter Warrants”) (post-Reverse Stock Split). On May 2, 2024, the Company entered into amendments to certain of the Underwriter Warrants to purchase an aggregate of 891 shares to reduce the exercise price from $910.00 to $450.00 per share (post-Reverse Stock Split). The Underwriter Warrants are initially exercisable on September 27, 2022 and expire on March 31, 2027.

If there is not an effective registration statement registering the resale of the shares of Common Stock issuable upon exercise of the Underwriter Warrants, holders of the Underwriter Warrants may elect to exercise them on a cashless basis and pay the exercise price by surrendering their Underwriter Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Underwriter Warrants, multiplied by the difference between (i) the daily volume weighted average price of the Common Stock on the trading day immediately preceding the date of the exercise notice or on the date of the exercise notice (if delivered after regular trading hours) and (ii) the exercise price of the Underwriter Warrants and by (y) the daily volume weighted average price of the Common Stock on the trading day immediately preceding the date of the exercise notice or on the date of the exercise notice (if delivered after regular trading hours). If the Company does not deliver Common Stock to a holder upon such holder’s exercise of their Underwriter Warrants in compliance with the timing set out in the Underwriter Warrants, the Company will have to pay cash to such holder in accordance with the terms of the Underwriter Warrants. The Underwriter Warrants include anti-dilution provisions (for stock dividends, splits and recapitalizations and similar transactions), which results in the adjustment of the exercise price and entitles holders of the Underwriter Warrants to participate in subsequent rights offerings or distributions to holders of the Company’s Common Stock, as applicable. The Underwriter Warrants also have certain adjustment rights upon certain events. Further, the Underwriter Warrants provide for a one-time demand registration right, exercisable until March 31, 2027 and unlimited piggyback rights, exercisable until September 27, 2024.

August 2024 Warrants

On August 8, 2024, the Company sold in a public offering, (i) 33,402,000 common units (the “Common Units”), each consisting of one share of Common Stock, two Series A warrants each to purchase one share of Common Stock (each, a “Series A Warrant”) and one Series B warrant to purchase such number of shares of Common Stock as determined in the Series B warrant (each, a “Series B Warrant”), and (ii) 16,598,000 pre-funded units (the “Pre-Funded Units,” and together with the Common Units, the “Units”), each consisting of one pre-funded warrant to purchase one share of Common Stock (each, a “Pre-Funded Warrant”), two Series A Warrants, and one Series B Warrant, through Aegis Capital Corp. (the “Underwriter”) (such transaction, the “August 2024 Public Offering”).

In addition, the Company granted the Underwriter a 45-day option to purchase additional shares of Common Stock and/or Pre-Funded Warrants and/or Series A Warrants and/or Series B Warrants, representing up to 15% of the number of the respective securities sold in the August 2024 Public Offering, solely to cover over-allotments, if any. The Underwriter partially exercised its over-allotment option with respect to 15,000,000 Series A Warrants and 7,500,000 Series B Warrants.

The Common Units were sold at a price of $0.20 per unit and the Pre-Funded Warrants were sold at a price of $0.199 per unit.

The Pre-Funded Warrants were immediately exercisable (subject to a beneficial ownership cap) at an exercise price of $0.001 per share and could be exercised at any time until all Pre-Funded Warrants are exercised in full. For each Unit including a Pre-Funded Warrant (without regard to any limitation on exercise set forth therein), the number of Units including a Share were offered decreased on a one-for-one basis. All Pre-Funded Warrants have been exercised.

Each Series A Warrant was exercisable at any time or times beginning on the first trading day following the Company’s notice to the Series A Warrant holders of Stockholder Approval (defined below), and will expire five years from such date. Each Series A Warrant is exercisable at an initial exercise price of $24.00 per share of Common Stock (post-Reverse Stock Split). On the 11th trading day after Stockholder Approval, the Series A Warrants’ exercise price will be reset to a price equal to the lower of (i) the exercise price then in effect and (ii) the greater of (a) the lowest daily weighted average price during the period commencing on the first trading day after the date of Stockholder Approval and ending following the close of trading on the tenth trading day thereafter and (b) a floor price determined in accordance with the terms of the Series A Warrants, and the number of shares issuable upon exercise will be increased such that the aggregate exercise price of the Series Warrant on the issuance date for the warrant shares then outstanding shall remain unchanged following such reset. Also after Stockholder Approval, the exercise price of the Series A Warrants will be reduced (such reduced price, the “Adjusted Exercise Price”) to a price equal to the lesser of (i) the exercise price then in effect and (ii) the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding through the five consecutive trading days commencing on the date the Company effects any share split, share dividend, share combination recapitalization or other similar transaction (which would include reverse stock splits) in the future (subject to a floor price determined in accordance with the terms of the Series A Warrants and the Nasdaq Listing Rules (the “Floor Price”)), with a proportionate adjustment to the number of shares underlying the Series A Warrants. Furthermore, if the Adjusted Exercise Price would have been below the Floor Price but for the Floor Price limitation, then the Company will make a payment to the Series A Warrant holder for the economic difference between the Adjusted Exercise Price and the Floor Price, subject to the exceptions and conditions set forth in the Series A Warrants. Finally, beginning on the date of Stockholder Approval, with certain exceptions, the Series A Warrants will provide for an adjustment to the exercise price and number of shares underlying the Series A Warrants upon the Company’s issuance of Common Stock or Common Stock equivalents at a price per share that is less than the exercise price of the Series A Warrants. As of December 31, 2024, 14,900 shares of Common Stock have been issued upon exercise of Series A Warrants and 5,286,692 shares of Common Stock remain issuable upon exercise of Series A Warrants.

Each Series B Warrant was exercisable immediately upon issuance at an exercise price of $0.10 per share. The number of shares of Common Stock issuable under the Series B Warrants are subject to adjustment using a reset price based on the weighted average price of common stock over a rolling five-trading-day period between the issuance date of the Series B Warrants and the close of trading on the tenth trading day following stockholder approval, subject to certain floor prices. As of December 31, 2024, 87,384 shares of Common Stock remain issuable upon exercise of Series B Warrants using the reset price, which was reduced to the floor price of $5.206 (post-Reverse Stock Split).

January 2025 Warrants

On January 3, 2025, the Company issued pre-funded warrants (the “January 2025 Pre-Funded Warrants”) to purchase up to 574,193 shares of Common Stock (the “Pre-Funded Warrant Shares”) to certain institutional investors. The offering price per Pre-Funded Warrant was $2.479. Each Pre-Funded Warrant is exercisable for one share of Common Stock for $0.001 immediately upon issuance and the January 2025 Pre-Funded Warrants were all exercised immediately upon issuance.

The Company also issued Common Warrants to purchase up to an aggregate of 1,048,386 shares of Common Stock to the selling stockholders. Each Common Warrant was exercised in full for one share of Common Stock at an exercise price of $2.36 per share.

Options

Prior to our initial public offering, we issued options to purchase 300 shares of Common Stock granted to one individual which had an exercise price of $332.00 (post-Reverse Stock Split).

Anti-Takeover Effects of Provisions of Our Charter Documents

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

Our Articles of Incorporation include a mandatory forum provision that, to the fullest extent permitted by law, the Nevada Eighth Judicial District of Clark County Nevada shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought in the name or right of the Company or on its behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company's stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92Aor any provision of the Articles of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or rules and regulations thereunder and would preempt the choice of forum provisions in our Articles of Incorporation with respect to such matters.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our Common Stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which: (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our Articles of Incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation’s articles of incorporation. In the event that a few stockholders end up owning a significant portion of our issued and outstanding Common Stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board or for a third party to obtain control of us by replacing our Board. Our Articles of Incorporation and Bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer Company. Pacific Stock Transfer Company’s address and phone number is: 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119; telephone number (800) 785-7782.

Listing

Our Common Stock has been traded on Nasdaq under the symbol “XPON” since April 1, 2022.